Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

DT House Limited:

We hereby consent to the inclusion in this Amendment No.2 to Registration Statement on Form F-1 (No. 333-285475) dated on August 6, 2025 of DT House Limited and its subsidiaries (collectively the “Company”) of our report dated on January 3, 2025, relating to our audits of the consolidated financial statements of the Company as of and for the years ended September 30, 2024 and 2023, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

August 19, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us